Exhibit n.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Square Capital Corp. of our report dated February 26, 2020 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting of Oxford Square Capital Corp. and our report dated February 26, 2020 relating to the senior securities table of Oxford Square Capital Corp., which appear in this Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial and Other Data” in this Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 28, 2020